Code of Ethics

Eagle Asset Management, Inc.

December 31, 2021

I.	STATEMENT OF GENERAL POLICY

This Code of Ethics (the “Code”) has been adopted by Eagle Asset Management, Inc. (“EAM”), and those registered investment companies advised by EAM, in order to establish rules of conduct for persons who are associated with EAM, and the investment companies and in order to comply with Rule 17j-1 under the Investment Company Act of 1940, as amended, and Rule 204A-1 of the Investment Advisers Act of 1940 (the “Advisers Act”). All Appendices referred to herein are attached. Defined terms are described in Section II below.

This Code applies to all Eagle Employees, Eagle Access Persons, certain members of their Immediate Family, and Fund Independent Trustees. Specific restrictions under this Code are based on the extent to which a person has access to investment-related data or has the ability to influence investment decisions. Somewhat stricter restrictions on certain activities and/or transactions apply to Eagle Access Persons due to their more direct involvement and greater influence on portfolio trading activities of Advisory Clients. It is the responsibility of each person subject to this Code to read and understand which sections apply to you.

Eagle Employees and Eagle Access Persons must not take inappropriate advantage of their position and must comply with applicable federal securities laws, according to Rule 204A-1 under the Investment Advisers Act of 1940. In addition, Eagle Employees have a fiduciary duty to place the interests and investment opportunities of Advisory Clients, including the Funds, ahead of their own interests and to avoid activities, conflicts of interest and relationships that might interfere with making decisions in the best interests of Advisory Clients including the Funds. Any doubtful situation should be resolved in favor of Advisory Clients and/or the Funds. Fund Independent Trustees owe a fiduciary duty to the Funds and to Fund shareholders when conducting personal investment transactions. Violations can subject Eagle Employees and Eagle Access Persons to specific disciplinary action including termination, monetary penalties, criminal penalties and/or civil penalties, as outlined in this Code.

Please remember that Eagle Employees and Eagle Access Persons also are subject to the Code of Ethics of Raymond James Financial, Inc. (“RJF”). Should any portion of this Code conflict with the RJF Code of Ethics, the more restrictive policy shall apply. Because no code of ethics set of rules or procedures can address all problems or issues that can arise, Eagle Employees and Eagle Access Persons are encouraged to address particular circumstances that are unclear with the CCO or their designee. Fund Independent Trustees should consult with their independent legal counsel with regard to any questions concerning their responsibilities under the Code.

II.	DEFINITIONS

A.	“Advisory Client” means each of the Funds and any other client to whom Eagle provides investment advice.

B.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including but not limited to contributions to a 401(k) plan, bonus deferral into a 401(k) plan, 403(b) plan, 529 plan, College Savings Plan and/or a dividend reinvestment plan.

C.

“Beneficial Interest” means the opportunity to share, directly or indirectly, in any profit or loss on a transaction in Securities, including, but not limited to, all joint accounts, partnerships, and trusts.

D.	“Carillon Fund” or “Funds” means the Carillon investment companies affiliated with EAM.

E.	“Chief Compliance Officer” or “CCO” means the so-designated individual at, EAM, as set forth in Appendix 1, as amended from time to time.

F.	“Contribution” means a gift, subscription, loan, advance, deposit of money, or anything of value made to an Official, political party or political action committee, as applicable.

G.	“Dual Employee” means any person who is employed by EAM, and another affiliated company that has adopted its own Code of Ethics subject to Rule 204A-1 and/or 17j-1.

H.

“Eagle Access Person” means: (1) any director, officer or Investment Personnel of EAM, or an affiliate, other than an Independent Fund Trustee; (2) any Eagle Employee who, in connection with their regular function or duties, makes, participates in or obtains information regarding the purchase or sale of Securities by an Advisory Client, or whose functions relate to the making of any recommendations with respect to purchases or sales; (3) any natural person in a control relationship to the Funds or EAM affiliate who obtains information concerning recommendations made to the Fund with regard to the purchase and sale of securities by the Funds; and (4) excludes those persons defined as ‘contractors’ via human resources, unless it is deemed such contractor would have ongoing access to material, non-public information; and (5) excludes Non-Employee directors of CTA, provided they have no knowledge of CTA’s pending or current program trading activity in the securities they are trading..

I.

““Employees” means every Eagle Access Person and every permanent Employee of Eagle, including Employees who serve as Fund officers, trustees or directors working in any CTA or CFD business unit (including sales staff or other personnel performing duties for Eagle, even if employed by another entity such as Raymond James Financial, Inc.). Also, includes contract and temporary Employees.

1.

Certain of the policies, procedures, and restrictions referred to in this Code also apply to ImmediateFamily residing within the Employee’s household. The Code also applies to any other account over which the Eagle Employee is deemed to have beneficial interest. This includes accounts of any immediate family members sharing the same household as the Employee; accounts in which the Employee otherwise has a financial interest that allows the Employee directly or indirectly to profit or share in any profit; a legal vehicle of which the Employee is the controlling equity holder; and an entity in which the Employee has an equity interest, provided the Employee also has or shares investment control over the securities held by such entity; and any account over which the Employee may otherwise be deemed to have control.

2.	Independent Fund Trustees, as defined below, are not Eagle Employees hereunder.

J.

“Equivalent Security” means any Security issued by the same entity as the issuer of a security, including options, rights, warrants, preferred stock, restricted stock, bonds, and other obligations of that issuer.

K.	“Immediate Family” means any of the following persons who reside in the same household as an Employee:

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child	grandparent	son-in-law
Stepchild	spouse	daughter-in-law
grandchild	sibling	brother-in-law
parent	mother-in-law	sister-in-law
stepparent	father-in-law	adoptive relationships

L.	“Independent Fund Trustee” means the a trustee of the Carillon Funds who is not an “interested person” of the Carillon Funds as that term is defined in the Investment Company Act of 1940, as amended.

M.

“Initial Public Offering” (“IPO”) is an offering of securities registered under the Securities Act of 1933 by an issuer which immediately before the registration of such securities was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

N.	“Interested Fund Trustee” means the trustees of the Carillon Funds who are “interested persons” of the Carillon Funds as that term is defined in the Investment Company Act of 1940, as amended.

O.

“Investment Account” means the following Securities accounts: any personal account of a Eagle Employee or Eagle Access Person; any joint or tenant-in-common account in which the Eagle Employee or Eagle Access Person has a Beneficial Interest or is a participant; any account for which the Eagle Employee or Eagle Access Person acts as trustee, executor, or custodian; any account of an Immediate Family member of a Eagle Employee or Eagle Access Person; and any account in which an Access Person has a direct or indirect Beneficial Interest or Beneficial Ownership (other than such accounts over which the Eagle Access Person has no investment discretion and cannot otherwise exercise control).

P.

“Investment Personnel” means any supervised person of Eagle who: (1) has access to nonpublic information regarding any Advisory Client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Eagle Fund; or (2) is involved in making securities recommendations to Advisory Clients, or who has access to such recommendations that are nonpublic. “Investment Personnel” also includes those natural persons employed by Eagle who are entrusted with the direct responsibility and authority to make investment decisions affecting any Advisory Client or the Funds.

Q.	“Limited Offering” means a limited offering exempt from registration pursuant to Rules 504, 505 or 506 or under Section 4(2) or 4(6) of the Securities Act of 1933.

R.	“Material Investigation” means an investigation that leads to the imposition of a significant remedial action for a violation of the Code.

S.	“Pre-Clearance Officer” means the so-designated individual at Eagle (or that person’s designee) as set forth in Appendix 2 as amended from time to time.

T.

“Raymond James” or “RJF” includes Eagles ultimate parent company, Raymond James Financial, Inc. (“RJF”), and affiliated broker dealers of RJF including Raymond James & Associates, Inc. (“RJA”) and Raymond James Financial Services, Inc. (“RJFS”).

U.

“Security” Means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, real estate investment trust, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing. “Securities Transaction” means a purchase or sale of Securities.

V.	“Social Media” is defined as Facebook, Twitter, YouTube, LinkedIn, as well as Internet blogs and other interactive forums.

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III.	ANTI-FRAUD LEGAL REQUIREMENTS

All persons subject to this Code, including Eagle Employees and Eagle Access persons, are subject to the general antifraud prohibitions under Section 17(j) of the 1940 Act. This Code should be read in conjunction with the Company’s Anti-Money Laundering, High Risk Securities, Anti Bribery, Anti- Corruption and Sanctions Policies. Accordingly, it is unlawful for such persons in connection with the purchase or sale, directly or indirectly, by the person of a Security held or to be acquired by the Fund to:

A.	Employ any device, scheme or artifice to defraud a Fund;

B.

Make any untrue statement of a material fact to a Fund or omit to state a material fact necessary in order to make the statements made to a Fund, in light of the circumstances under which they are made, not misleading;

C.	Engage in any act, practice, or course of business that operates or would operate as a fraud or deceit upon any Fund; or

D.	Engage in any manipulative practice with respect to a Fund.

In addition, pursuant to Section 206 of the Advisers Act, it is unlawful for Eagle and Eagle Employees directly or indirectly to:

A.	Employ any device, scheme or artifice to defraud any Advisory Client or prospective client;

B.	Engage in any transaction, practice or course of business which operates as a fraud or deceit upon any Advisory Client or prospective client; or

C.	Engage in any act, practice or course of business which is fraudulent, deceptive or manipulative.

In addition, Section 204A of the Advisers Act requires Eagle to establish written policies and procedures reasonably designed to prevent the misuse in violation of the Advisers Act or Securities Exchange Act of 1934 or rules or regulations thereunder of material, non-public information by Eagle. Pursuant to Rule 204A, the Commission has adopted Rule 204A1 which requires Eagle to maintain and enforce a written code of ethics.

IV.	PROHIBITED ACTS

The specific provisions and reporting requirements of this Code are concerned with certain investment activities of all Eagle Employees and Eagle Access Persons, each of whom may benefit by, or interfere with, the purchase and sale of securities, by an Advisory Client. Thus, it would be a violation of this Code for any Eagle Employee or Eagle Access Person to perform any act that is in violation of the rules as set forth in this section and the underlying intent and spirit of the Code.

In addition, the following activities constitute prohibited acts:

A. All Eagle Employees:

1.

Disclosure of confidential information. Eagle Employees are prohibited from revealing non-public information relating to the investment intentions, activities or portfolios of an Advisory Client except to (1) persons whose responsibilities require knowledge of the information, (2) regulatory authorities who have appropriate jurisdiction with respect to such matters, or (3) third parties who utilize such information for ratings or performance analysis or who provide services pursuant to a written contract. Further detail regarding disclosure may be found in the Compliance Manual under the section “Funds Portfolio Disclosure Policy”. Dual Employees of Affiliates will not disclose confidential information of Eagle and its clients to the personnel of other Raymond James subsidiaries without the prior approval of Eagle’s Chief Compliance Officer.

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Receiving or Offering of Gifts. In general no associate or third party acting on behalf of Eagle shall, directly or indirectly, give or receive anything of value in excess of $100 per year to another associate or third party or to any client, vendor, prospective client, or other person with whom Eagle or RJF does business. This includes gifts given or received in connection with a commonly-recognized event or occasion (e.g. holiday, job event—such as a promotion or retirement, life event—such as a wedding, or a business event

- such as a conference, sports or cultural event). Gifts must be given openly and transparently and may not be in the form of cash or cash equivalents. Gifts must be evaluated for appropriateness on a case-by-case basis. Gifts may not be part of a pattern of frequent giving. EAM and Carillon Tower Advisers logo materials (golf balls, etc.) do not count toward the $100 limit. All gifts must be appropriately documented (with value and name of the recipient) in the company records in accordance with the company’s recording system. This reporting obligation will not apply to gifts or entertainment of insubstantial value (such as promotional items or meals, provided it does not exceed $10 in value.). These records will be reviewed by Compliance and reported to the CFD Board of Directors.

It is also the policy of the firm that persons associated with Eagle are prohibited from giving or accepting entertainment in excess of five hundred dollars ($500) per person per event. Please reference the Anti-Bribery & Corruption policy for further details.

2.

Political Contributions. Employees are prohibited from making political contributions to a public official or to a candidate for public office who may directly or indirectly influence the hiring of an investment adviser or has the authority to appoint a person to do so, for the purpose of influencing a government entity’s selection of an investment adviser. Eagle Employees must abide by the Anti-Bribery & Corruption policy and submit form 1828 and receive approval from Compliance before making any political contributions. The maximum allowable contribution to a candidate for whom a contributor can vote for is $350 per election. If the contributor cannot vote for the candidate, the maximum allowable contribution is $150 per election.

3.

Taking Advantage of Advisory Client or Fund Opportunities. Eagle Access Persons are prohibitedfrom taking personal advantage of any opportunity properly belonging to Advisory Clients. This includes, but is not limited to, acquiring Securities for one’s own account that would otherwise be acquired for an Advisory Client.

4.

Using Position or Influence for Personal Benefit at Expense of Clients. Eagle Access Persons are prohibited from causing or attempting to cause an Advisory Client to purchase, sell or hold any Security in a manner calculated to create any personal benefit to the Eagle Access Person.

a.

If a Eagle Access Person or an Immediate Family member stands to materially benefit from an investment decision for an Advisory Client that the Eagle Access Person is recommending or participating in, the Eagle Access Person must disclose that interest to persons with authority to make investment decisions or to the CCO. Based on the information given, a decision will be made as to whether to restrict the Eagle Access Person’s participation in causing the Advisory Client to purchase or sell a Security in which the Eagle Access Person has an interest.

b.

Eagle Access Persons must disclose to the CCO, any Beneficial Interest that the Eagle Access Person or Immediate Family member has in that Security or an Equivalent Security, or in the issuer thereof, where the decision could create a material benefit to the Eagle Access Person or Immediate Family Member or the appearance of impropriety. The person to whom the Eagle Access Person reports the interest, in consultation with the CCO, must determine whether the Eagle Access Person will be restricted in making investment decisions.

5.

Personal Security Transactions. The following transactions are prohibited: a. No Eagle Employee shall open an external brokerage account (or one in which they hold a beneficial interest or trading authority) without receiving written pre-approval from the Compliance Department. In accordance with RJF corporate policy, generally Eagle Employee brokerage accounts must be maintained with a Raymond James affiliated Broker-Dealer.

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b.

All Eagle Access Persons opening or maintaining a brokerage account outside of RJF must receive written pre-approval from the CCO and the RJF Compliance Department. If an Employee is seeking permission to open a personal brokerage account in which they will delegate investment authority to an unaffiliated money manager they must provide a fully executed account management agreement to the CCO as part of their request

c.	No Eagle Employee shall conduct a transaction while in possession of “inside” material nonpublic information regarding the Security or the issuer of the Security;

d.	No Eagle Employee shall originate or circulate in any manner a rumor concerning any security which the member knows or has reasonable grounds to believe shall affect the market

e.	No Eagle Employee shall trade in any Security that is placed on a restricted list which shall be maintained by the Compliance Department;

f.	No Eagle Employee shall enter into a transaction intended to raise, lower, or maintain the price of any Security or to create a false appearance of active trading; and

g.

No Eagle Employee shall purchase or sell a Security (see exceptions noted below in Section V – Pre-Clearance Requirements) on any day during which that Eagle Employee has knowledge that an Advisory Client has a pending “buy” or “sell” order in the same Security (or an Equivalent Security) until that order is executed or withdrawn, unless the Eagle Employee provides an explanation of why the trade is necessary and provision is made for the Advisory Client trade to take precedence (in terms of price) over the Eagle Employee. Prior to approving a trade, the Pre- Clearance Officer must determine whether there is an open order for the Security by a Fund. This is also known as the “blackout period”.

h.	In addition, Eagle Employees are subject to the Raymond James Insider Trading Policy governing transactions in RJF securities, including common stock.

i.

No Eagle Employee shall conduct any other transaction deemed by the CCO or their designee to involve a conflict of interest, possible diversion of corporate opportunity, or an appearance of impropriety.

j.	No Eagle Employee may engage in activities that would be considered “market timing” and in violation of Rule 22c-1 of the Investment Act of 1940.

k.	No Eagle Employee may participate in an IPO or Limited Offering.

l.

No Eagle Employee may trade any Cryptocurrency Securities not listed on a national exchange or be involved in any crypto-based activities (e.g. cryptocurrency mining or participation in an Initial Coin Offering) beyond purchasing cryptocurrency for their own cryptocurrency wallet.

6.

Outside Business Activities. Outside business activities by Eagle Employees must be disclosed to the CCO or their designee designee using the firms Outside Business Activity system, designated disclosure process, or means of disclosing set out in a foreign subsidiary policy. While employed or affiliated with Eagle Asset Management, you must receive approval prior to engaging in an outside business activity. If you are not participating in an outside business activity, you must attest annually in the Outside Business Activity System, when received, by selecting “Disclose None”. This attestation confirms that you are not participating in an outside business activity. Outside business activities include, but are not limited to:

a.

Engaging in an activity or providing a service for which compensation or benefits (direct or indirect) are received, or where there is a reasonable expectation of compensation or benefits b. Acting or serving as a control person as described below and further outlined in the table (see Section 11.2. Appendix of the enterprise policy for the table to add)

c.

Acting as, or being named as, a control person (e.g., power of attorney(such as financial or medical), successor trustee, executor named in will) for an individual that is a non-immediate family member

d.

Serving as a control person for an immediate family member (e.g., current trustee, current executor, active power of attorney); immediate family members include a person’s parents, mother-in-law or father-in-law, spouse or domestic partner, brother or sister, brother-in-law or sister-in-law, son-in-law or daughter-in-law, and children (includes stepchildren), and any other individual, to whom the person provides material support

e.	Being named as, or maintaining a beneficiary relationship with a client of Raymond James who is not an immediate family member

f.	Being an employee or independent contractor of a non-Raymond James entity

g.	Owning, operating, or engaging in a business venture independent of Raymond James

h.	Founding or serving in a leadership capacity (e.g., director, officer, or board/committee/council member) of a non-Raymond James entity

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i.	Sponsoring or hosting a non-profit or charitable event, when the purpose of the event is to solicit contributions or donations in which you have control of the funds

j.	Soliciting contributions or donations for political causes

k.	Holding or seeking election or appointment to a political or government office of a federal, state, provincial, municipal, or local

7.

Hedge Funds, Investment Partnerships, Investment Clubs. No Eagle Employee shall participate in an investment partnership without first being approved by the CCO or their designee. If approval is granted, the Eagle Employee must arrange to have periodic statements sent to the CCO or their designee.

B. Eagle Access Persons:

In addition to prohibited acts listed in (A) above, all Eagle Access Persons are subject to the further limitations below.

1.

Black Out Period. No Eagle Access Person shall purchase a Security within 60 calendar days of the sale of that Security (or an Equivalent Security) by a Fund or sell a Security within 60 calendar days of the purchase of the Security (or an Equivalent Security) by a Fund if the transaction would result in a profit. If a Eagle Access Person violates this provision, then the Eagle Access Person must sell the position and must forfeit all profits on the transaction to a charitable organization designated by Eagle and/or CFD. (Does not apply to transactions involving RJF stock)

This restriction shall not apply to purchases and sales or sales and purchases of:

a.	shares of money market funds,

b.	shares of mutual funds acquired through an Automatic Investment Plan or withdrawal program, or

c.	stock obtained through an Employee stock purchase plan.

C. Investment Personnel:

1.

Restricted Securities Transactions. In addition to the provisions applicable to all Eagle Employees and Eagle Access Persons listed above, no Investment Personnel may buy or sell a Security in an investment account (or any account in which they hold a beneficial interest) within seven calendar days of a purchase or sale of the same Security (or an Equivalent Security) by any Advisory Client managed by the Investment Personnel. For example, if an Advisory Client trades a Security on day one, day eight (or the next trading day, whichever is later) is the first day its Investment Personnel may trade that Security for an account in which they have a beneficial interest. This provision does not apply to transactions made in a mutual fund Advisory Client accounts in which the Investment Personnel is a shareholder.

2.

Contrary Trades. Investment Personnel who trade contrary to their Advisory Client account activity ina security within seven calendar days before or after the conclusion of their investment strategy activity must submit a memo to the CCO or their designee explaining the decision to buy/sell contrary to the activity.

3.

IPO Allocation Policy. All Investment Personnel must comply with the Statement of General Policy Regarding IPO Allocations which is attached as (Appendix 4) to this Code. In general, the policy prohibits improper actions taken in order to obtain greater access to Initial Public Offerings. Investment Personnel should not purchase or commit to purchase from certain brokers additional shares of an IPO in the immediate after-market trading in order to obtain larger IPO allocations. Investment Personnel should not engage in excessive trading or increase portfolio turnover in order to obtain larger IPO allocations by generating more commission business for brokers that provide access to IPOs.

D. Independent Fund Trustees:

Reporting. Independent Fund Trustees are not subject to the provisions of this Code, other than the reporting requirements applicable to Independent Fund Trustees listed in Section VI.B below.

V.	PRE-CLEARANCE REQUIREMENTS

Pre-clearance is required for Securities Transactions based on your status relative to access to investment data or ability to influence investment decisions. No order for a Securities Transaction, for which pre-clearance authorization is required, may be placed prior to receipt of written authorization by the Pre-Clearance Officer. Failure to comply with the pre-clearance provisions described below will subject the Eagle Employee to disciplinary action as outlined in the Code. In some cases, a request may be refused for reasons that are confidential.

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The Pre-clearance officer is not required to provide an explanation for refusing to authorize a Securities Transaction.

A. Pre-Clearance Requirements

Transactions described in this section require approval by the Pre-Clearance Officer prior to being placed.

1.	All Eagle Employees (Including Immediate Family)

Corporate Based Securities	Eagle Affiliated Funds
This includes any security issued by or primarily for the benefit of an individual company (except for Raymond James stock). Examples of corporate securities include, but are not limited to:	This includes trading of any mutual funds advised by Carillon or Eagle in any type of account (IRA, 401K, 529, etc…).

•  Individual company stocks

•  Bonds issues by individual corporate entities.

•  Options where the underlying investment is a corporate stock.

•  American Depository Receipts

*Commercial paper and face amount certificates are exceptions that do not require pre-clearance.

After the initial pre-clearance, subsequent pre-clearance of a Carillon Fund is not required if such transaction is a part of an Automatic Investment Plan, automatic rebalancing or redemption plan (i.e. systematic withdrawal). Any increase or decrease in the total amount of the Automatic Investment Plan or systematic withdrawal does not have to be pre-cleared.

Loans from plans including Carillon affiliated funds do not require pre-clearance.

Real Estate Based Investments	Notes & Bonds

Most investments where the underlying security is real estate or mortgages require pre-clearance. This includes, but is not limited to:	Any note or bond issued by any entity besides the United States government requires pre-clearance. Examples include, but are not limited notes/bonds issues by

• Real Estate Investment Trusts (REITS) • Retirement Plan Changes (non-Eagle holdings) • Collaterized Mortgage Obligations (CMO)	• Agencies • Corporations • States Municipalities

Please Note: The following types of transactions do not require pre-clearance even if the investment being traded fits into a category mentioned above:

•

Securities transactions in which the Eagle Employee does not know of the transaction before it is completed (such as discretionary trades made by a fiduciary in which the Eagle Employee is not consulted or advised of the trade before it is executed).

•

Any acquisition of Securities through stock dividends, dividend reinvestments, stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities.

•	Security Tender offers conditioned on the tender offer’s acquisition of all the securities of the same class.

•	Exercise of rights issued by an issuer pro rata to all holders of a class of its Securities.

All Eagle Access Persons and Investment Personnel (Including Immediate Family) – Transactions in Securities – In addition to pre-clearance for trades listed in V (A) 1. above, all Eagle Access Persons and Investment Personnel, including any Immediate Family member of the Eagle Access Person or Investment Personnel who has discretion or beneficial ownership over the account, must pre- clear trades in all Securities unless specifically exempted by this Code.

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B. Exemptions from Pre-Clearance Requirements

The following transactions are not subject to pre-clearance:

Investment Funds	Certain Banking Products

Transactions involving open-end funds that are not advised by Carillon or Eagle do not require pre-clearance. This includes but is not limited to:

•  Open-end mutual funds

•  Money-market mutual funds

•  Closed-End Funds (only if continuously offered)*

•  Index Funds

•  Exchange-Traded Funds

•  Unit Investment Trusts*

Most banking products do not require pre-clearance to be bought or sold. Please reach out to compliance if you have any questions. Examples of banking products not requiring pre-clearance include, but is not limited to:

•  Bankers Acceptances Certificates of Deposit (CD’s)

*Please note that Closed-End funds that are not continuously offered do require pre-clearance.

Securities Issued by the US Government	Annuities & Life Insurance

Securities issues by the federal government do not require pre- clearance. This includes, but is not limited to: • Treasury Bills • T-Bonds	Neither fixed or variable annuities or life insurance products require pre-clearance to be purchased. Trading in variable
accounts also does not require pre-clearance unless the
underlying investment is a Carillon-affiliated fund.

Please Note: Unit Investment Trusts do not require pre-clearance if the unit investment trust is invested exclusively in unaffiliated mutual funds; securities which are not eligible for purchase or sale by an investment company or other investment advisory clients. Initial participation in any of the following types of investments of trading activities must be pre-approved by the Chief Compliance Officer:

•	Direct Participation Programs/Limited Partnerships (DPP/LP)

•	Hedge Funds

•	Investment Clubs

•	Private Placements

If approval is granted, the Eagle Employee must arrange to have periodic statements sent to the CCO or their designee.

C. Length of Trade Authorization Approval

1.

Authorizations provided by the Pre-Clearance Officer for personal trades of all Security Transactions authorizations are valid through the current trading session on which the authorization was sought or revoked by the Pre-Clearance Officer, which ever happens first.

2.

In some instances, should pre-clearance be approved and the Employee places the trade, it is possiblethat revocation of the initial approval may occur. Should the position approved be executed by Eagle, subsequent to the employee placing the trade, the Employee’s trade will need to be cancelled. Any costs associated with the cancellation, will be at the Employee’s expense.

3.	If a trade order is not placed within the applicable period, a new authorization must be obtained before the Securities Transaction is placed.

4.

If a trade order has been placed but has not been executed within the applicable effective period after authorization is granted (such as in the case of a limit order), a new request must be submitted. Limit orders must be for one (1) day only.

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VI.	REPORTING REQUIREMENTS FOR EAGLE ACCESS PERSONS

A. Eagle Access Persons (Including Immediate Family Members)

All Eagle Access Persons, including their Immediate Family members, are required to provide certain periodic information the CCO or their designee regarding their trading activity and holdings. Certain transactions that are exempt from the reporting requirements are listed below. Failure to provide the required data in a timely fashion will subject the Eagle Access Person to disciplinary action as outlined in the Code.

1.

Initial Holdings Report. Any person who becomes a Eagle Access Person must submit, within 10 days of becoming a Eagle Access Person, an Initial Holdings Report (see Appendix 3) listing all of the Securities held in an Investment Account. The information in the Initial Holdings Report must be current as of a date no more than 45 days prior to the date the person becomes a Eagle Access Person. The Report will be sent by (and should be returned to) the Pre-Clearance Officer. Outside investment accounts must be closed and the positions transferred to Raymond James within 90 calendar days of hire or affiliation with Raymond James unless the outside account is approved by the CCO and the RJF Compliance Department, or extenuating circumstances exist.

2.

Quarterly Transaction Reports / Duplicate Confirmations and Statements. Every Eagle Access Person who establishes an external Investment Account during the quarter must complete the required section pertaining to new accounts in the Quarterly Transaction Report. This Report must be submitted to the Compliance Department within 30 business days after the completion of each calendar quarter unless the Annual Holdings Report is also being completed during that quarter.

Every Eagle Access Person must arrange for the Compliance Department to receive directly from the broker, dealer, mutual fund company, or bank in question, duplicate copies of each confirmation and periodic statement for any Securities Transaction during the quarter for which that Eagle Access Person is required to obtain pre-clearance. All copies must be received no later than 30 business days after the end of the calendar quarter, or submit a Quarterly Transaction Report within 30 business days after the completion of each calendar quarter. Each confirmation or statement must disclose the following information:

a.	the date of the transaction;

b.	description of the Security (including the title, exchange ticker symbol or CUSIP, interest rate and maturity date, as applicable;

c.	the number of shares and principal amount;

d.	the nature of the transaction (e.g., purchase, sale);

e.	the price of the Security; and

f.	the name of the broker, dealer, bank, or mutual fund through which the trade was effected.

3.

Annual Holdings Report. Each Eagle Access Person must submit an Annual Holdings Report (see Appendix 2) listing all Securities in an Investment Account. The information in the Annual Holdings Report must be current as of a date no more than 30 days prior to the date the report is submitted. The completed report should be submitted to the CCO or their designee within 30 days of the request from the CCO or their designee.

B. Reporting For Independent Fund Trustees

Independent Fund Trustees (and their Immediate Families) are not required to file an Initial Holdings Report or an Annual Holdings report hereunder. Independent Fund Trustees need only report a Security Transaction on a Quarterly Transaction Report if, at the time of the Security Transaction, such person knew or, in the ordinary course of fulfilling their official duties as a Trustee, should have known that, during the 15-day period immediately preceding or after the date of the Security Transaction, a Carillon Fund purchased or sold the Security or Affiliate considered purchasing or selling the Security for a Carillon Fund.

C. Reporting For Dual Employees

Dual Employees (and their Immediate Families) need only report their Security Transactions to the CCO (or their designee) at the entity that is responsible for their primary employment. Such CCO (or their designee) will then report the information to the other entities for which the Dual

Employee is affiliated. In the event that the Codes of the affiliated entities are different, the Dual Employee is bound by the most restrictive Code.

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D. Non-Employee Directors of Eagle

Non-Employee directors of Eagle are not subject to the restrictions and preclearance requirements of the Code, provided they have no knowledge of pending or current EAM Affiliate program trading activity in the securities they are trading. Such directors must provide an annual certification that with respect to all security transactions during the preceding year, the director was not aware of any EAM Affiliate program activity relating to the security in question when the transaction was effected.

E. Exemptions, Disclaimers and Availability of Reports

1.

Availability of Reports. All information supplied pursuant to this Code will be kept in the strictest of confidence unless disclosed for legal, regulatory or business reasons as described in this section. The information may be available for inspection by the Trustees of the Carillon Funds, the President of EAM, President of CFD, the Code of Ethics Review Committee, the applicable CCO, the Pre-Clearance Officer, the Eagle Employee’s department manager (or designee), any party to which any investigation is referred by any of the foregoing, the Securities and Exchange Commission, any self-regulatory organization of which Eagle and/or CFD is a member, and any state securities commission with appropriate jurisdiction. 2. Retention of Records. All reports or information supplied will be retained according to the retention policies of the Funds, CTA, EAM, CFD, CFS and RJA, unless otherwise noted.

VII.	SOCIAL MEDIA

The following policy is being adopted to minimize the risk that the use of social media websites by Employees could be deemed advertising by CTA. The use of social media websites by Employees could be deemed advertising depending on the content, context and recipient of the information disclosed on such a site.

In addition to complying with this policy all Employees are expected to read and comply with all standards set forth in the Raymond James Social Media policy as listed in the Raymond James Associate Handbook.

A. Personal Sites Prohibited from Business Uses

Employees may not post or share any information on any social media site, blog or bulletin board regarding CTA, its affiliates, any of its/their clients, investment products or anything related to firm business without pre-approval from the Compliance Department, other than basic “resume like” bio data such as the company name, the Employee’s correct title and employment dates. In additional Employees are allowed to “like” content created and posted on the CTA, and its affiliates, social media pages.

B. Personal Messaging Apps Prohibited from Business Uses

Employees may not use text messaging, social media communications apps, or encrypted messaging apps such as WhatsApp to discuss or promote firm business without pre-approval from the Compliance Department. All communication regarding firm business must be conducted via approved and monitored channels such as the firm’s email systems.

C. Reporting Requirements

On a quarterly basis, the Compliance Department will request that all Employee attest that they have not used a personal social media account or web page for any business uses. Additionally, a member of the Compliance Department will periodically review the activity on the EAM Social Media Accounts to confirm compliance with the CTA Social Media Policy.

VIII.	REPORTING OF VIOLATIONS

All Eagle Employees are required to report any violation of the Code of Ethics promptly to the CCO. The CCO will periodically report to the Code of Ethics Review Committee to discuss any violations and any corresponding waivers. Additionally, the CCO shall report violations to the CTA, EAM, CFD Board of Directors and to the CFF COO who will inform the Carillon Funds’ Boards of Trustees, as well as any third-party funds boards as pursuant to 17j-1 under the Investment Company Act.

IX.	CODE OF ETHICS REVIEW COMMITTEE

The Code of Ethics Review Committee shall investigate any reported or suspected violation of the Code and, as appropriate, take such actions as are authorized by this Code. The Committee also shall review the Code at least once a year, in light of legal and business developments and experience in implementing the Code. The CCO will prepare an annual report to the President of CTA, EAM, CFD, any affiliate and the Carillon Funds’ Boards of Trustees that:

1.	initially summarizes existing procedures concerning personal investing and, thereafter, any changes in the procedures made during the past year,

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2.	identifies any Material Investigations during the past year, and

3.	identifies any recommended changes in existing restrictions or procedures based on the experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

Members	of the Committee, the CCO and the Pre-Clearance officer are set forth in Appendix 1.

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X.	REVIEW AND SANCTIONS

A. Determination:

The Code of Ethics Review Committee (the “Committee”) is charged with the responsibility of conducting informal hearings, assessing mitigating factors, and imposing sanctions consistent with the Code’s Sanction Guidelines. The CCO will arrange for a meeting of the Committee in cases where a violation of one or more applicable provisions of this Code has occurred and the guidelines suggest a monetary penalty, written reprimand, termination or more serious action.

Whenever the Committee determines that a Eagle Employee or a Eagle Access Person has committed a violation of this Code relating to a Carillon Fund that merits remedial action, it will report to the CFF CCO who will in turn report to the Board of Trustees of the appropriate Carillon Fund, at the next regularly scheduled meeting, information relating to the violation and any sanctions imposed.

B. Sanctions:

The Committee has the sole authority to impose sanctions which may include, but are not limited to, a letter of censure, suspension or termination of employment. As part of any sanction, the Committee may require the Eagle Employee to reverse the trade(s) in question and forfeit any profit or absorb any loss derived there from. Any amounts that are paid/disgorged by a Eagle Access Person under this Code shall be donated by the Eagle Access Person to one or more charities as directed by CTA, EAM, CFS, and/or CFD. Written confirmation from the charity acknowledging the donation must be submitted to the CCO. Failure to abide by a directive to reverse a trade may result in the imposition of additional sanctions or termination.

The table below is a sanction guide for failure to comply with the Code. Actual sanction may vary based on severity and the discretion of CCO or COE. The Committee will document instances in which variations from the Sanctions Guidelines were authorized due to mitigating factors.

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Sanctions applicable to All Eagle Employees

Violation	Sanction for First Offense	Sanction for Second Offense	Sanction for Third Offense
No broker statements or confirms on file or evidence that duplicate statements have been requested	Written warning	Defined as after 30 days of no action: Written reprimand and/or monetary penalty	Defined as after 60 days of no action: Monetary penalty, freeze trading accounts for 30-90 days and/or suspension or termination

Trading without receiving appropriate pre-clearance or trading outside the approval period	Written warning	Written reprimand and/or freeze trading accounts for 30-90 days and/or monetary penalty	Monetary penalty, freeze trading accounts for 30-180 days and/or suspension or termination

Trading after being denied approval	Monetary penalty, freeze trading accounts for 30-90 days and/or suspension or termination	See 1st Offense	See 1st Offense

Failure to file an Initial or Annual Holdings Report	Defined as not filed within 30 days: Written warning	Defined as not filed within 30 days on more than one occasion or not filed within 60 days: Written reprimand and/or monetary penalty	Defined as not filed within 30 days on more than two occasions or not filed within 90 days: Monetary penalty, freeze trading accounts for 30-90 days and/or suspension or termination

Failure to file a Quarterly Transaction Report	Defined as not filed within 30 days: Written warning	Defined as not filed within 30 days on more than one occasion or not filed within 60 days: Written reprimand and/or monetary penalty	Defined as not filed within 30 days on more than two occasions or not filed within 90 days: Monetary penalty, freeze trading accounts for 30-90 days and/or suspension or termination

Failure to file an Annual Code Acknowledgement and Certification Form	Defined as not filed within 30 days: Written warning	Defined as not filed within 30 days on more than one occasion or not filed within 60 days: Written reprimand and/or monetary penalty	Defined as not filed within 30 days on more than two occasions or not filed within 90 days: Monetary penalty, freeze trading accounts for 30-90 days and/or suspension or termination

Commission of a Prohibited Act not otherwise specifically addressed in this Code section	Written reprimand, Monetary penalty, freeze trading accounts for 30-90 days and/or suspension or termination	See 1st Offense	See 1st Offense

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Additional Sanctions applicable to Eagle Access Persons

Violation	Sanction for First Offense	Sanction for Second Offense	Sanction for Third Offense
Purchasing a Security within 60 days of a sale of the same Security or selling a Security within 60 days of the purchase of the same Security	Written Reprimand and/or Monetary Penalty	Monetary Penalty, Freeze Trading accounts for 30-90 days and/or Suspension / Termination	See 2nd Offense

Serving on the Board of a publicly-traded company without prior written consent	Written reprimand, Monetary Penalty, and/or Suspension / Termination	See 1st Offense	See 1st Offense

Sanctions applicable to Investment Personnel

(in addition to all sanctions applicable to Eagle Employees and Eagle Access Persons):

Violation	Sanction for First Offense	Sanction for Second Offense	Sanction for Third Offense
*Trading within the 7 day blackout period	Written reprimand, Monetary Penalty, Freeze Trading accounts for 30-90 days and/or Suspension / Termination	See 1st Offense	See 1st Offense

Monetary penalties that may be assessed depending on the Eagle Employee’s title:

Assistant Vice President and Staff:	$100 to $500
Vice President:	$500 to $1,000
Senior Vice President:	$1,000 to $2,500
Executive Vice President and above:	$2,500 to $5,000+

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XI.	APPROVAL AND AMENDMENT

The CCO may delegate any of the responsibilities, powers and authorities conferred by this Code. Such delegation may be to an individual, a committee or both.

This Code may be amended from time to time by the CCO. Any material amendment of this Code shall be submitted to the Board of Trustees of the Funds for approval. Any material amendment of this Code that applies to Eagle Access Persons shall become effective only when the Board of Trustees has approved the amendment or at such earlier date as may be required to comply with applicable laws and regulations.

Additionally, the CCO may establish, in their discretion, certain supplemental procedures to this Code in order to provide additional assurance that the purposes of this Code are fulfilled and/or to assist the CCO in administration of the Code.

XII.	ANNUAL CERTIFICATION

Within 30 days of their hire date, each newly-hired Eagle Employee and Eagle Access Person shall certify that they have received, read and understands this Code of Ethics by executing the Initial Holdings Report set forth as Appendix 3.

Thereafter, annually, each Eagle Employee and Eagle Access Person will be required to certify that they have received, read, understands and complied with each section of this Code of Ethics on the certification form set forth in the Annual Holdings Report in Appendix 2. Additionally, annually, each Eagle Employee will complete the RJF Code of Ethics certification page certifying they have received, read, understands and has complied with all the requirements of the RJF Code.

XIII.	INQUIRIES REGARDING THE CODE

Please contact the Compliance Department or the CCO if you have any questions about this Code or any other compliance-related matters.

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EAGLE ASSET MANAMGNET INC.

POLICY AND PROCEDURES ON INSIDER TRADING

SECTION I.    POLICY STATEMENT ON INSIDER TRADING

A.	Policy Statement on Insider Trading

Eagle Asset Management, Inc. and its affiliates, forbid any Employee from trading, either personally or on behalf of others (such as, mutual funds and private accounts managed by Eagle Asset Management, Inc.), based on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as “insider trading.” Eagle’s policy applies to every Employee and extends to activities within and outside their duties at Eagle. Every Employee must read and retain this policy statement. Any questions regarding Eagle’s policy and procedures should be referred to the Compliance Department or CCO.

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an “insider”) or to communications of material nonpublic information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

1)	Trading by an insider while in possession of material nonpublic information, or

2)

Trading by a non-insider, while in possession of material nonpublic information where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated, or;

3)	Communicating material nonpublic information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, you have any questions you should consult the Compliance Department or CCO.

1.	Who is an Insider?

The concept of “insider” is broad. It includes officers, directors and Employees of a company. In addition, a person can be a “temporary insider” if they enter into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank-lending officers, and the Employees of such organizations. In addition, Eagle may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

2.	What is Material Information?

Trading on inside information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making their investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that Employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information need not be derived directly from the company whose securities are at issue. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

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3.	What is Nonpublic Information?

Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

4.	Bases for Liability

i.	Fiduciary Duty Theory

In 1980, the Supreme Court found that there is no general duty to disclose before trading on material nonpublic information, but that such a duty arises only where there is a fiduciary relationship. That is, there must be a relationship between the parties to the transaction such that one party has a right to expect that the other party will disclose any material nonpublic information or refrain from trading. Chiarella v. U.S., 445 U.S. 22 (1980).

In Dirks v. SEC, 463 U.S. 646 (1983), the Supreme Court stated alternate theories under which non-insiders can acquire the fiduciary duties of insiders: they can enter into a confidential relationship with the company through which they gain information (e.g., attorneys, accountants), or they can acquire a fiduciary duty to the company’s shareholders as “tippees” if they are aware or should have been aware that they have been given confidential information by an insider who has violated their fiduciary duty to the company’s shareholders.

However, in the “tippee” situation, a breach of duty occurs only if the insider personally benefits, directly or indirectly, from the disclosure. The benefit does not have to be pecuniary, but can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that suggests a quid pro quo.

ii.	Misappropriation Theory

Another basis for insider trading liability is the “misappropriation” theory, where liability is established when trading occurs on material nonpublic information that was stolen or misappropriated from any other person. In U.S. v. Carpenter, supra, the Court found, in 1987, a columnist defrauded The Wall Street Journal when he stole information from the Journal and used it for trading in the securities markets. It should be noted that the misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory. (Misappropriated-properly come into contact with insider information and then improperly use information)

5.	Penalties for Insider Trading

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such lawful conduct and their employers. Penalties can include jail and civil fines. A current listing of the civil monetary penalties can be found on the SEC’s website.

In addition, any violation of this policy statement can be expected to result in serious sanctions by Eagle including dismissal of the persons involved.

*    *    *

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SECTION II. PROCEDURES TO IMPLEMENT EAGLE INVESTMENT ADVISERS’ POLICY

A.	Procedures to Implement Eagle Investment Adviser’s Policy against Insider Trading

The following procedures have been established to aid the Employees of Eagle in avoiding insider trading, and to aid Eagle in preventing, detecting and imposing sanctions against insider trading. Every officer, director and Employee of Eagle must follow these procedures. If you have any questions about these procedures you should consult the Compliance Administrator.

1.	Identifying Inside Information

Before trading for yourself or others, including investment companies, separate accounts or private accounts managed by Eagle, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

i.

Is the information material? Is this information that an investor would consider important in making their investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

ii.

Is the information nonpublic? How did you obtain it? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation?

If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps.

i.	Report the matter immediately to the Chief Compliance Officer.

ii.	Do not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by Eagle.

iii.	Do not communicate the information to anyone other than the Chief Compliance Officer.

iv.	After the Chief Compliance Officer has reviewed the issue, instructions will be provided about the next course of action.

2.	Personal Securities Trading

All Employees of Eagle shall be in compliance with the Eagle Code of Ethics Personal Security Transaction Guidelines.

3.	Restricting Access to Material Nonpublic Information

Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within Eagle except as provided in paragraph 1 above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be sealed; access to computer files containing material nonpublic information should be restricted.

4.	Resolving Issues Concerning Insider Trading

If, after consideration of the items set forth in paragraph 1, doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the Chief Compliance Officer before trading or communicating the information to anyone.

Note: If the Chief Compliance Officer is unavailable, questions can be directed to Eagle’s Corporate Counsel.

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*    *    *

SECTION III. SUPERVISORY PROCEDURES

A.	Supervisory Procedures

The role of Chief Compliance Officer is critical to the implementation and maintenance of Eagle’s policy and procedures against insider trading. Supervisory Procedures can be divided into two classifications—prevention of insider trading and detection of insider trading.

1.	Prevention of Insider Trading

To prevent insider trading, Chief Compliance Officer or their designee, should:

i.	provide, on a regular basis, communications to familiarize Employees of Eagle’s policy and procedures,

ii.	answer questions regarding Eagle’s policy and procedures,

iii.	resolve issues of whether information received by an Employee of Eagle is material and nonpublic,

iv.	review on a regular basis and update as necessary Eagle’s policy and procedures, [and]

v.	when it has been determined that an Employee of Eagle has material nonpublic information,

1.	implement measures to prevent dissemination of such information, and

2.	if necessary, restrict officers, directors and Employees from trading the securities, [and]

vi.	promptly review, and either approve or disapprove, in writing, each request of an Employee for clearance to trade in specified securities.

2.	Detection of Insider Trading

To detect insider trading, the Chief Compliance Officer or their designee, should:

i.	review the trading activity reports filed by each Employee,

ii.	review the trading activity of mutual funds and private accounts managed by Eagle Asset Management, Inc.,

iii.	review trading activity of Eagle Asset Management’s separate accounts, and

iv.	coordinate the review of such reports with other appropriate Employees of Eagle Asset Management, Inc.

3.	Special Reports to Management

Promptly, upon learning of a potential violation of Eagle’s Policy and Procedures, the Chief Compliance Officer or their designee, should prepare a written report to management providing full details and recommendations for further action.

4.	Annual Reports to Management

On an annual basis, the Chief Compliance Officer or their designee should prepare a written report to the management of Eagle setting forth the following:

i.	a summary of existing procedures to detect and prevent insider trading,

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ii.	full details of any investigation, either internal or by a regulatory agency, of any suspected insider trading and the results of such investigation,

iii.	an evaluation of the current procedures and any recommendations for improvement, and

iv.	a description of Eagle’s internal communications regarding insider trading, including the dates of such communications since the last report to management.

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Appendix 1

Contact Persons

Position	Individual	Extension
Pre-Clearance Officer	Compliance Officer	X78493
Chief Compliance Officer – Adviser	CARILLON-COMPLIANCE	X74656

Code of Ethics Committee	Javier Alvarez	X75383
	Damian Sousa	X74656
	Eric Wilwant	X74677
	Bob Kendall	X74685
	Ed Rick	X33858
	Brad Erwin Susan	X72805
	Walzer Robert	X73526
	Morrison* Chih-	X74246
	Pin Lu* Michael	X75820
	Scharmer*	X71839

*- Non Voting Members

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Appendix 2

Annual Holdings Report

Annually, Eagle Asset Management, Inc., employees must confirm details of all accounts used for personal securities transactions including holdings at Raymond James Financial as well as details of outside business affiliations1. Such affiliations include directorships, other business activities and investments in securities that cannot ordinarily be made through a Raymond James & Associates, Inc. or Raymond James Financial Services, Inc. brokerage account (i.e., a private placement or a limited partnership).

I. Investment Accounts

Do you hold a beneficial interest in any investment account(s) with any financial services firm? (This includes internal and external trading accounts).

☐ No. I do not have a beneficial interest in any investment account(s) with any financial services firm.

☐ Yes. I do have a beneficial interest in investment account(s) with a financial services firm.

*If you hold a beneficial interest in any account(s) with any financial services firms you are responsible for ensuring that those accounts are listed in the Raymond James account attestation system. Any accounts not already listed in the Raymond James account attestation system must be added to the spreadsheet below.

Financial Services Firm	Account Number	Account Type	Authorized Trader

II. Securities Holdings

Do you have a beneficial interest in any securities in an account other than those listed in Section 1?

☐ No. All of my securities holdings are reported in the accounts listed in Section I.

☐ Yes. I have a beneficial interest in securities not listed in the accounts covered in Section 1.

*Any securities not already listed in the Raymond James account attestation system or in Section 1 must be added to the spreadsheet below.

Title of Security	Ticker	# of Shares	Principal Amount	Held Since	Financial Services Firm

III. Affiliated Mutual Fund Holdings

Do you hold any interest/ownership in any Carillon affiliated mutual funds outside of a Raymond James affiliated brokerage account?

☐ No. I do not maintain any interest in any Carillon affiliated mutual funds outside of a Raymond James brokerage account.

☐ Yes. I do maintain an interest in Carillon affiliated mutual funds outside of a Raymond James affiliated brokerage account.

*Any account holding Carillon affiliated mutual not already listed in the Raymond James account attestation system or in Section 1 must be added to the spreadsheet below.

Fund Name	Name on Account	Relationship	Shares	Account Number

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IV. Outside Business Affiliations/Directorships

Are you involved in any Outside Business Activities? This includes but is not limited to directorships, having authority over any legal entities, making investment-related decisions or serving in a leadership role for a charity/non-profit organization, or engaging in any business activity for pay outside of the scope of your relationship with Raymond James? This also includes any private securities transactions you’ve engaged in.

☐ No. I am not involved in any Outside Business Activities.

☐ Yes. I am involved in Outside Business Activities.

*If you check YES you are responsible for ensuring that all of your activities are listed in the Raymond James Outside Business Activities system. Any activities not already listed in the Raymond James outside Business Activities system must be added to the spreadsheet below.

Entity Name	Your Role/Position	Start Date

V. Political Contributions

Did you make any political contributions in 2021?

☐ No. I did not make any political contributions in the past year.

☐ Yes. I made political contributions in the past year.

* If you check YES you are responsible for ensuring that all of your political contributions were approved by Compliance by filing out Form 1828. Any political contributions that you did not file via Form 1828 must be added to the spreadsheet below.

Candidate Name	Office Sought	Amount Contributed	Contribution Date

I certify that the above information is complete and accurate as of the signature date below.

I acknowledge that I have received and read the Code of Ethics for Eagle Asset Management, Inc. which is included in the E-Mail together with this document. I fully understand the provisions of the Codes as described therein and agree to abide by them. I also certify that I have complied with the requirements of the Code of Ethics including: pre-clearance prior to the opening of any external brokerage account, pre-clearance and disclosure all securities transactions executed during the most recent ending calendar year pursuant to the requirements of the Code of Ethics. Except as otherwise previously disclosed, I understand the nature of any previous violations and understand the sanctions for future violations.

Signature

Name

Department/Title

Date

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Appendix 3

Initial Holdings Report

Eagle Asset Management, Inc., Employees must confirm details of all brokerage, bank trust or other accounts used for personal securities transactions including holdings at Raymond James Financial as well as details of outside business affiliations2. Such affiliations include directorships, other business activities and investments in securities that cannot ordinarily be made through an RJF affiliated (Raymond James & Associates, Inc. or Raymond James Financial Services, Inc. brokerage account) (i.e., a private placement or a limited partnership).

I.	Investment Accounts

☐	I do not have a beneficial ownership in any account(s) with any financial services firm.
☐

I maintain or have a beneficial ownership in the following investment account(s) with the financial services firm(s) listed below. Access Persons must also include accounts of immediate family members. You may attach a copy of your most recent statement or complete the information in the chart below.

Financial Services Firm	Account Number	Account Type	Authorized Person(s)

II.	Securities Holdings

☐	All securities holdings are reported in the accounts listed in Section I.
☐

I maintain or have a beneficial ownership in the following securities owned which may be held by a broker, dealer, transfer agent, or bank in an account other than listed in Section I. You may attach a copy of your most recent statement and then complete any information that is not included on the statement in the chart below.

Title of Security	Ticker	# of Shares	Principal Amount	Held Since	Financial Services Firm

III.	Affiliated Mutual Fund Holdings

☐

For affiliated Fund holdings that are NOT held in or RJF affiliated brokerage account(s), I have disclosed below the name of the Fund, account, relationship, shares owned and the account number for each.

Fund Name	Name on Account	Relationship	Shares	Account Number

[2]	Rule 17j-1 under the Investment Company Act of 1940, and Rule 204A-1 under the Investment Advisers Act of 1940.

Page	25

IV.	Outside Business Affiliations/Directorships

☐	I have no outside business affiliations to report.
☐

I maintain the following directorships, other business activities or investments in securities that cannot ordinarily be made through an affiliated Raymond James brokerage account. Include investments beneficially owned by (i) a spouse or (ii) an immediate family member in the same household.

Firm Name/Investment	Position/Activity	Start Date

V.	Political Contributions

☐	I made no political contributions in the past year.

☐	I have made political contributions in the past year that have been approved by Compliance by out Form 1828.

By signing below, certify that the above information is complete and accurate.

I acknowledge that I have received and read the Code of Ethics for Eagle Asset Management which is included together with this document. I fully understand the provisions of the Codes as described therein and agree to abide by them.

Signature	Date

Name	Department

Please return the completed and signed certification to Compliance. Any questions relating to the firm’s policies, including the requirement to seek pre-approval for personal investments and outside business affiliations, should be directed to the Compliance Department.

Page	26

Appendix 5

Statement of General Policy Regarding IPO Allocations

•	Portfolio managers and traders may not take any improper action in order to obtain greater access to IPOs.

•

Portfolio managers and traders should not engage in excessive trading or increase portfolio turnover in order to obtain larger IPO allocations by generating more commission business for brokers that provide access to IPOs.

•

Portfolio managers and traders may not purchase or commit to purchase from certain brokers additional shares of an IPO in the immediate after-market trading in order to obtain larger IPO allocations, i.e., portfolio managers and traders may not explicitly or implicitly engage in a quid pro quo between the initial IPO allocation and the subsequent after-market purchases by EAM. (However, absent such an explicit or implicit quid pro quo, portfolio managers and traders properly can determine to fill an unfilled IPO order with purchases in the secondary market from the same broker from whom they acquired the IPO shares.)

•

Portfolio managers and traders may not pay commissions to certain brokers in excess of customary and reasonable commissions in order to obtain larger IPO allocations. (However, subject to best execution standards and appropriate disclosures in EAM’s Form ADV registration statement and any applicable mutual fund registration statements, portfolio managers and traders may consider access to IPOs as one factor, among others, in selecting broker-dealers with whom they trade.)

•

Portfolio managers and traders may not make IPO allocation decisions regarding client accounts based upon subsequent market movements or based upon any factors or guidelines not articulated in the applicable compliance policies and applicable disclosures.

•	Allocations should be fair and equitable to all clients to the extent practicable.

•	Allocations should comply with information disclosed to clients in, as applicable, the advisory contracts, EAM’s Form ADV registration statement, and any applicable mutual fund registration statement.

•

Allocations should be pro rata to applicable groups of clients where feasible. If not pro rata, allocations should comply with applicable policies and procedures and should be consistent with information disclosed to clients.

•	Allocations may not continually favor particular accounts unless such practice has been disclosed to clients.

•	Hot IPOs generally may not be allocated to accounts where Eagle, its principals or its affiliates maintain an ownership interest.

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Appendix 6

List of Reportable Securities for Carillon Fund Independent Fund Trustees

•	Raymond James Financial, Inc. (RJF)

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